Exhibit 99.1

FOR IMMEDIATE RELEASE	For more information, contact:
Sue Hermann, 303.312.3488

COBIZ NAMES SWEDISH CEO MARY WHITE TO BOARD

DENVER — January 20, 2005 — COBIZ INC. (Nasdaq: COBZ) announced today that Mary White, president and chief executive officer of Swedish Medical Center, has been elected to the company’s board of directors.

“We are delighted Mary has joined our Board and look forward to benefiting from her years of leadership at one of the nation’s top medical centers,” said Steve Bangert, COBIZ INC. chairman and CEO. “Her knowledge of the health care industry will be invaluable as we work to expand our service to that market niche, and her focus on the customer sits well with our company’s culture.”

White joined Swedish in 1996; previously, she spent 15 years at Rose Medical Center where she went from an administrative resident to senior vice president. White is active in many community organizations, serving on the boards of the Colorado Neurological Institute, Colorado Personalized Education for Physicians, Mountain States Employer’s Council and Doctors’ Care. She is immediate past president of the board of the Colorado Health & Hospital Association and current chair of the American Hospital Association’s Metropolitan Hospital Governing Council. White received her bachelor’s degree from Juniata College in Huntingdon, Pa., and a master’s degree from the University of Pittsburgh.

COBIZ INC. (www.cobizinc.com) is a $1.70 billion financial holding company headquartered in Denver. The company operates Colorado Business Bank and Arizona Business Bank, full-service commercial banking institutions that offer a broad range of sophisticated banking services — including credit, treasury management, investment and deposit products — to a targeted customer base of professionals and small to mid-sized businesses. COBIZ also offers trust and fiduciary services through CoBiz Private Asset Management; property and casualty insurance brokerage and risk management consulting services through CoBiz Insurance; investment banking services through Green Manning & Bunch; the management of stock and bond portfolios for individuals and institutions through Alexander Capital Management Group; and employee and executive benefits consulting and wealth transfer services through Financial Designs.

The discussion in this press release contains forward-looking statements. Although the Company believes that the expectations reflected in the forward looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect the Company’s operations, financial performance and other factors, as discussed in the Company’s filings with the Securities and Exchange Commission. These risks include the impact of interest rates and other general economic conditions, loan and lease losses, risks related to the execution of the Company’s growth strategy, the possible loss of key personnel, factors that could affect the Company’s ability to compete in its market areas, changes in regulations and government policies and other factors discussed in the Company’s filings with the Securities and Exchange Commission.

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